Filed pursuant to 424(b)(3)

Registration Statement No. 333-276487

PROSPECTUS SUPPLEMENT NO. 12

(To Prospectus dated June 21, 2024)

Microbot Medical Inc.

1,769,966 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated June 21, 2024, as supplemented (the “Prospectus”), relating to the resale of up to 1,769,966 shares of our common stock, $0.01 par value per share, representing shares issuable upon the exercise of outstanding preferred investment options held by the selling stockholders named in the Prospectus, including their transferees, pledgees, donees or successors.

Specifically, this Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 7, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBOT”. On February 7, 2025, the closing price of our common stock was $2.55.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 7, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2025

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

288 Grove Street, Suite 388

Braintree, MA 02184

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 below is incorporated herein by reference into this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 5, 2025, Microbot Medical Inc. (the “Company”) increased:

●	the annual base salary of Simon Sharon, the Company’s Chief Technology Officer and the General Manager of the Company’s Israel facilities, to NIS 960,000, commencing for the 2025 fiscal year. Such increase is memorialized in an Addendum #2 to Employment Agreement, dated as of February 5, 2025 (the “Sharon Agreement”).

●	the annual base salary of Rachel Vaknin, the Company’s Chief Financial Officer, to NIS 720,000, and certain travel benefits from NIS 1,000 per month to NIS 5,000 per month, commencing for the 2025 fiscal year. Such increases are memorialized in an Addendum #2 to Employment Agreement, dated as of February 5, 2025 (the “Vaknin Agreement”).

●	the maximum annual bonus of Juan Diaz-Cartelle, its Chief Medical Officer, from a maximum of up to 30% of base salary to a maximum of up to 35% of base salary, commencing for the 2025 fiscal year. Such increase is memorialized in an Amendment to Employment Agreement, dated as of February 5, 2025 (the “Diaz-Cartelle Agreement”).

The Sharon Agreement, Vaknin Agreement and Diaz-Cartelle Agreement are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K. The description of the terms of the Sharon Agreement, Vaknin Agreement and Diaz-Cartelle Agreement are not intended to be complete and are qualified in their entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Addendum #2 to Employment Agreement, dated as of February 5, 2025, with Simon Sharon
10.2	Addendum #2 to Employment Agreement, dated as of February 5, 2025, with Rachel Vaknin
10.3	Amendment to Employment Agreement, dated as of February 5, 2025, with Juan Diaz-Cartelle
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: February 7, 2025

Exhibit 10.1

ADDENDUM #2 TO EMPLOYMENT AGREEMENT

made and entered into as of February 5, 2025

by and between

Microbot Medical Ltd.
Registration no. 514519412
of 6 Hayozma Street, Yokneam Illit, Israel
(the “Company”)	of the first part

and

Simon Sharon
Israeli I.D no.27037753
of Israel
(the “Employee”)	of the second part

WHEREAS, the Employee is employed by the Company in accordance with that certain employment agreement dated on March 31, 2018, as amended and any addendum thereto (the “Employment Agreement”);

WHEREAS, the Company and the Employee have agreed to amend certain term of the Employee’s Employment Agreement effective as of the date hereof (the “Amendment Date”), and wish to set forth in writing said understanding;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. Salary

1.1.	As of the Amendment Date, retroactive to January 1, 2025, the Employee’s gross annual Salary shall be increased to a gross amount of NIS 960,000. During the term of the Employment Agreement, the compensation committee of the Board of Directors, or, if there be no such compensation committee, the entire Board of Directors (in either case, the “Compensation Committee”), shall review the Employee’s Salary on an annual basis and may provide for such increases thereto as it may determine, taking into account such performance metrics and criteria of the Employee and of the Company in the Compensation Committee’s sole discretion

1.2.	The Employee shall be entitled to receive incentive equity awards on an annual basis in the discretion of the Compensation Committee of the Board of Directors of the Company.

2. Miscellaneous

2.1.	Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Employment Agreement.

2.2.	This Addendum contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and cancels all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any. In any event of contradiction between the provisions of this Addendum and any prior agreement, whether written or oral, the provisions of this Addendum shall prevail.

2.3.	This Addendum may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. A waiver of any term or condition of this Addendum may be effected only by a written instrument executed by the party waiving compliance. The failure of any party, at any time or times, to require performance of any provision of this Addendum shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

2.4.	Except to the extent otherwise specifically modified herein in this Addendum all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties execute hereunder:

/s/ Naama Moav	/s/ Simon Sharon
Microbot Medical Ltd.	Simon Sharon

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

made and entered into as of February 5, 2025

by and between

Microbot Medical Ltd.
Registration no. 514519412
of 6 Hayozma Street, Yokneam Illit, Israel
(the “Company”)	of the first part

and

Rachel Vaknin
Israeli I.D no. 35883685
of Israel
(the “Employee”)	of the second part

WHEREAS, the Employee is employed by the Company in accordance with that certain employment agreement dated on November 22, 2021, and any addendum thereto (the “Employment Agreement”);

WHEREAS, the Company and the Employee have agreed to amend certain term of the Employee’s Employment Agreement effective as of the date hereof (the “Amendment Date”), and wish to set forth in writing said understanding;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. Salary

1.1.	As of the Amendment Date, retroactive to January 1, 2025, the Employee’s (a) gross annual Salary shall be increased to a gross amount of NIS 720,000, and (b) annual travel benefits shall be increased to NIS 5,000 per month. During the term of the Employment Agreement, the compensation committee of the Board of Directors, or, if there be no such compensation committee, the entire Board of Directors (in either case, the “Compensation Committee”), shall review the Employee’s Salary on an annual basis and may provide for such increases thereto as it may determine, taking into account such performance metrics and criteria of the Employee and of the Company in the Compensation Committee’s sole discretion.

1.2.	Section 3.6(a) 0of the Agreement shall be replaced with:

“You may be eligible to receive an annual bonus in the aggregate amount of up to thirty five percent (35%) of the annual salary, contingent upon meeting certain targets, as shall be determined from time to time by the Company, at its sole discretion (the “Bonus”). It is hereby clarified that the Company shall have the sole discretion regarding the decision whether you have achieved the goals which were set to you.”

2. Miscellaneous

2.1.	Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Employment Agreement.

2.2.	This Addendum contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and cancels all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any. In any event of contradiction between the provisions of this Addendum and any prior agreement, whether written or oral, the provisions of this Addendum shall prevail.

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

2.3.	This Addendum may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. A waiver of any term or condition of this Addendum may be effected only by a written instrument executed by the party waiving compliance. The failure of any party, at any time or times, to require performance of any provision of this Addendum shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

2.4.	Except to the extent otherwise specifically modified herein in this Addendum all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties execute hereunder:

/s/ Naama Moav	/s/ Rachel Vaknin
Microbot Medical Ltd.	Rachel Vaknin

By

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

Exhibit 10.3

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement effective as of December 1, 2023 (the “Agreement”) by and between Microbot Medical Inc., a Delaware corporation, and Dr. Juan Diaz-Cartelle (the Executive”), is made as of the 5th day of February, 2025, by and between the Company and the Executive (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Agreement).

RECITALS

WHEREAS, the Company and the Executive are parties to the Agreement; and

WHEREAS, the Company and the Executive desire to amend the Agreement as more particularly set forth herein; and

WHEREAS, Section 19 of the Agreement provides that all terms, conditions and provisions of the Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Amendments to Agreement. The Target Bonus shall be increased from up to a maximum amount of thirty percent (30%) of Executive’s Base Salary for performance at the maximum level, to up thirty five percent (35%) of Executive’s Base Salary for performance at the maximum level. The Compensation Committee may review the maximum Target Bonus on a percentage basis annually and may provide for such changes thereto as it may determine, taking into account such performance metrics and criteria of the Executive and of the Company (including peer group comparisons) in the Compensation Committee’s sole discretion.

2. Miscellaneous.

(a) Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect.

(b) The headings of the sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

(c) This Amendment, together with the Agreement, contain the entire agreement between the Company and the Executive with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Fax and electronic signatures shall be deemed originals for all purposes hereof.

(e) This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Remainder Of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first written above.

COMPANY:

Microbot Medical Inc.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	CEO, President and Chairman

EXECUTIVE:

/s/ Juan Diaz-Cartelle
Juan Diaz-Cartelle

[SIGNATURE PAGE TO AMENDMENT]